UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

From December 1, 2012 through February 15, 2013, the Company continued to retire its debt through the issuance of restricted common stock.  Upon the issuance of the restricted common stock, the Company reduced the outstanding debt on its books in an amount equal to the total dollar amount of debt being retired.  A portion of the debt retired was owed to the Company’s Chairman for advances, loans, accrued salary and other consideration in the amount of $400,000, and to other Company officers, directors and/or employees in connection with advances, loans, accrued salary and other consideration in the amount of $100,000. In addition, the Company also issued restricted common stock to one entity for services and to three members of the Company’s legal team in connection with legal counsel provided to the Company.  The Company previously reported the issuance of equity securities on its report on Form 8-K filed on November 29, 2012.  At that time, the Company had 4,629,561,884 shares of common stock issued and outstanding and 65,060,486 preferred shares issued and outstanding in its Class A, B, C, D, E, F and G Convertible Preferred Stock.

From December 1, 2012 through February 15, 2013, a total of thirteen individuals and entities, including the Company’s Chairman, converted a total of $718,521 of commercial debt and other debt owed to them from the Company as a result of advances, loans, services and other consideration provided to the Company, pursuant to each individual and/or entity’s respective Convertible Promissory Notes and/or other similar contractual obligation with the Company, into 14,370,438,116 restricted shares of the Company’s common stock.  Of these shares, 9,000,000,000 were issued to affiliates and are subject to additional restrictions.  The Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933 (the “Act”) and/or Rule 506 of Regulation D promulgated under the Act.  The Company believes that each entity is an “accredited investor” as defined in Rule 501 under Regulation D and had adequate access to information about the Company through its relationship with the Company.

As of February 15, 2013, the total issued and outstanding shares were 19,000,000,000.  The total shares held in street name, also known as CEDE, were 346,746 shares.  The total non-restricted shares held, including those non-restricted shares held by affiliates that are not currently available for resale, were 2,126,294,556 (including those held in CEDE).  There were 16,873,705,444 restricted shares, of which 11,002,219,378 restricted shares were held by affiliates and 5,871,486,066 restricted shares were held by non-affiliates of the Company.  As of February 15, 2013, there were 230 stockholders of record, representing over 6500 stockholders. As of February 15, 2013, there were a total of 65,060,486 preferred shares issued and outstanding in the Company’s Class A, B, C, D, E, F and G Convertible Preferred Stock

The Company has been working toward completing the filing of its annual report on Form 10-K and the subsequent quarterly reports on Form 10-Q.  The Company had expected to file its 2010 Form 10-K by December 31, 2012, however it continued to be unable at that time to resolve certain items that would have a direct impact on the information disclosed and the Company’s ability to file the report.. As a result, the Company now expects to have its 2010 Form 10-K filed during March, 2013, with the 2011 and 2012 Form 10-K’s and the 2012 Form 10-Q’s, with comparable analysis to the 2011 quarters, filed shortly thereafter. Once these are filed, the Company expects no further delays in its annual and quarterly reports during fiscal year 2013. The Company was delayed in filing these reports due to a number of unforeseen factors that impacted its ability to collect and prepare the required information and audit confirmations from third parties, delays connected with the acquisition, maintenance and divesture of the Liberation Film Library, the availability of certain professionals crucial to the timely completion of the annual and quarterly filings, the availability of funds, and the resolution of certain contemplated and filed legal actions by both the Company and by third parties, most of which were related directly and/or indirectly to the Liberation Film Library transaction.  The Company has made recent financial and legal arrangements which management hopes will allow it to complete and file the annual and quarterly reports. In addition to the filings discussed above, the Company is also preparing additional filings to be filed with OTC Markets. Further, the Company anticipates holding its annual stockholder meeting during the second quarter of 2013, with a specific location and specific date and time still to be determined. During this time, the Company has provided updated company and share information on its website at www.camelotent.com, through these Form 8-K filings and at www.otcmarkets.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: February 15, 2013	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman